Aetna Insurance Company of America

                                   Endorsement

The Contract and Certificate are endorsed in order to meet the qualification requirements of Section 403(b) of the Internal Revenue Code ("Code") and, if applicable, the Employee Retirement Income Security Act (ERISA). The following provisions apply and, in the case of a conflict with any provision in the Contract, this Endorsement controls.

Nontransferable. The Contract is nontransferable in accordance with Code Section 401(g). The Contract or any Certificate Holder's Account may not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, except pursuant to a qualified domestic relations order as described in Code Section 414(p).

Certificate Holder. The Certificate Holder must be either (1) the employer who sponsors a Code Section 403(b) Tax Deferred Annuity program or, (2) if the Purchase Payments are derived solely from a rollover or transfer amount, the Participant under a Code Section 403(b) Tax Deferred Annuity program.

Participant. The Participant is the participant under the Code Section 403(b) Tax Deferred Annuity program on whose behalf the Certificate Holder's Account is maintained.

Annuitant.  The Annuitant is the Participant.

Beneficiary. The Participant shall name a Beneficiary. If the 403(b) program is subject to ERISA and the Participant is married, the spouse must be named as Beneficiary of 50% of the Certificate Holder's Account value. However, if the Participant has attained age 35, an alternate Beneficiary may be named for this portion of the Certificate Holder's Account provided the Certificate Holder furnishes to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205. Any Beneficiary may be named for the balance of the Certificate Holder's Account without the consent of the spouse.

Contributions. The Contract will accept on-going contributions and amounts rolled over or transferred from (1) another contract qualified under Code
Section 403(b), or (2) from an Individual Retirement Certificate Holder's Account or Annuity qualified under Code Sections 408(a) or 408(b) that contains only amounts previously rolled over from a 403(b) Tax Deferred Annuity.

Limitations on Contributions. Except in the case of a rollover or transfer contribution, the Purchase Payments made to the Certificate Holder's Account in any calendar year cannot exceed the lesser of (1) the maximum exclusion allowance determined under Code Section 403(b)(2), or (2) the annual additions limitation of Code Section 415(c)(1). In addition, in no event may annual Purchase Payment(s) attributable to elective deferrals, as defined in Code
Section 402(g), exceed $9,500, or such larger amount as adjusted by the Secretary of the Treasury, unless the alternate limitation of Code Section 402(g)(8) applies. The Certificate Holder is responsible for ensuring that the contributions do not exceed the prescribed limits.

Withdrawal Restrictions. In accordance with Code Section 403(b)(11), withdrawals attributable to Purchase Payments made pursuant to a salary reduction agreement may be made only after the Participant attains age 59-1/2, separates from service, dies, becomes totally and permanently disabled (as defined in Code
Section 72(m)(7)) or in the case of hardship (as defined in Treasury Regulations). In the case of hardship, only Purchase Payments, and not the earnings, may be withdrawn. These restrictions do not apply to amounts held in a 403(b) Tax Deferred Annuity program as of December 31, 1988. The Contract will not accept transfers from a Code Section 403(b)(7) custodial Certificate Holder's Account.

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Distributions. All distributions from the Certificate Holder's Account must satisfy the minimum distribution rules set forth in Code Section 401(a)(9). Any periodic payments will be paid only to the Certificate Holder or, if the Certificate Holder is the employer, payments will be made to the Participant at the direction of the Certificate Holder.

Required Beginning Date. Distributions must generally begin no later than April 1 following the year the Participant attains age 70-1/2. However, if the 403(b) program is sponsored by a government or church employer, distribution must begin no later than April 1 following the later of the year the Participant attains age 70-1/2 or retires. The entire value of the Certificate Holder's Account must be distributed, or distribution must be made over the life of the Participant, the joint lives of the Participant and Beneficiary or over a period that does not extend beyond the life expectancy of the Participant or the joint life expectancies of the Participant and Beneficiary.

If Aetna maintains separate records of the value as of December 31, 1986, this value is not required to be taken before December 31 of the year the Participant attains age 75. Aetna will maintain separate records provided the Certificate Holder does not take any distribution other than the minimum distribution required under Code Section 401(a)(9).

Payment of Death Benefit. Sections 10.01, 10.03, 10.04 and 10.05 are deleted in their entirety. The Beneficiary must elect payment of the death benefit amount, determined under Section 10.02, in accordance with the minimum distribution requirements of Code Section 401(a)(9). The Beneficiary may elect a lump sum payment, or periodic payments under the Systematic Withdrawal Option (SWO), Estate Conservation Option (ECO) or any of the Annuity options provided the election satisfies the Code minimum distribution rules. The Beneficiary may make any investment choices permitted under the Contract while the Contract remains in the Accumulation Period.

Death Before Distributions Begin. If the Participant dies before distributions begin in accordance with the provisions of Code Section 401(a)(9), the entire value of the Certificate Holder's Account must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant's death. Alternatively, if the Participant has a designated Beneficiary, payments may be made over the life of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary provided distribution to a non-spouse Beneficiary begins by December 31 of the calendar year following the calendar year of the Participant's death.

For a spousal Beneficiary, such payments must begin by the later of December 31 of the calendar year following the calendar year of the Participant's death or December 31 of the calendar year in which the Participant would have attained age 70-1/2.

Death After Distributions Begin. If the Participant dies after distributions begin in accordance with the provisions of Code Section 401(a)(9), payments to the Beneficiary must be made at least as rapidly as the method of distribution in effect at the time of the Participant's death. If the minimum distribution requirements have been met by partial withdrawals based on the Participant's life expectancy or the joint life expectancies of the Participant and Beneficiary, death benefit payments to the Beneficiary must also satisfy any additional requirements of Code Section 401(a)(9).

Estate Conservation Option. The Estate Conservation Option (ECO) is a distribution option under which a portion of the Certificate Holder's Account Value will automatically be surrendered and distributed each calendar year. The distributed amount is withdrawn pro rata from each investment option under the Certificate Holder's Account.

Election and Revocation. The Certificate Holder or Beneficiary may elect ECO by submitting a completed and signed election form to Aetna's Home Office. If the Certificate Holder's Account is subject to ERISA, the Certificate Holder must also submit to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205.



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Once elected, the Certificate Holder or Beneficiary may revoke the option by submitting a written request to Aetna's Home Office. Any revocation will apply only to amounts not yet paid.

Surrender Fee/Market Value Adjustment. A Surrender Fee will not be deducted from, and a Market Value Adjustment will not be applied to, any portion of the Certificate Holder's Account Value which is paid under ECO.

Amount of Distribution. Each year that ECO is in effect, Aetna will calculate and distribute an amount equal to the minimum required distribution under the Code. If Aetna maintains separate records of the value as of December 31, 1986, payments made during or after the year in which the Participant attains age 70-1/2 and before the year the Participant attains age 75, will only be calculated on amounts contributed after December 31, 1986, plus all earnings on all amounts after that date. The annual distribution will be determined by dividing the Certificate Holder's Account Value as of December 31 of the year prior to the year for which payment is to be made by a life expectancy factor based on expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

The Certificate Holder may elect either the single or joint life expectancy factor. If the joint life expectancy factor is elected, the second life must be a Beneficiary under the Contract. If the Beneficiary elects ECO after the Participant's death, only a single life expectancy factor may be used. The life expectancy or joint life expectancy factor will be recalculated each year in accordance with the rules under Code Section 401(a)(9).

Minimum Account Value. At its discretion, Aetna may require a minimum initial Certificate Holder's Account Value for election of this option. If after election of this option the Certificate Holder's Account Value is insufficient to make a scheduled ECO payment, Aetna will distribute the entire Certificate Holder's Account balance.

Date of Distribution. The Certificate Holder shall specify the initial distribution date. The earliest date is the first day of the calendar year in which the Participant attains age 70-1/2 or, for plans of government or church employers, retires if later. If a Beneficiary elects ECO, the earliest date is the date of the Participant's death. Subsequent distributions will be made annually on such date as Aetna may designate or allow.

Reservation of Rights. Aetna reserves the right to change the terms of ECO for future elections and to discontinue the availability of this option after proper notification. Aetna also reserves the right to allow payments to be made more frequently than annually.

Systematic Withdrawal Option. If distributions are made under the Systematic Withdrawal Option (SWO) after payments are required to begin under the minimum distribution requirements of Code Section 401(a)(9), the amount distributed in any year will be increased if required under the Code minimum distribution rules. For this purpose, the minimum required distribution will be determined each year by dividing the Certificate Holder's Account Value as of December 31 of the year prior to the year for which payment is to be made by a life expectancy factor, which for the initial distribution year shall be based on either the single life expectancy factor or joint life expectancy factor in Table V or VI of Section 1.72-9 of the Income Tax Regulations, as elected by the Certificate Holder. If the joint life expectancy factor is elected, the second life must be a Beneficiary under the Contract.

If the Beneficiary elects SWO after the Participant's death, only a single life expectancy factor may be used. Distributions for any subsequent year will be calculated based on such life expectancy factor reduced by one for each calendar year which has elapsed since the life expectancy was first calculated.

If the specified period method is elected, the maximum specified period will be limited by the single life expectancy factor or joint life expectancy factor in Table V or VI of Section 1.72-9 of the Income Tax Regulations, as elected by the Certificate Holder. If elected by a Beneficiary, only a single life expectancy factor may be used.



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Availability of ECO and SWO. An individual who has revoked ECO or SWO may not subsequently elect that option again, nor may the individual elect another withdrawal option unless permitted under the Code minimum distribution rules.

If ECO or SWO is in effect and the Participant dies before the required beginning date for minimum distributions, payments will cease. A Beneficiary may elect ECO or SWO provided the election satisfies the Code minimum distribution rules.

If ECO or SWO is in effect and the Participant dies after the required beginning date for minimum distributions, payments will continue as permitted under the Code minimum distribution rules, unless revoked.

Spousal Consent. If the Certificate Holder's Account is subject to ERISA and the Participant does not die before payments begin, distribution to a married Participant must be in the form of a "Qualified Joint and Survivor Annuity" unless the Certificate Holder furnishes to Aetna a waiver and spousal consent satisfying the requirements of ERISA Section 205. A Qualified Joint and Survivor Annuity is an annuity payable for the joint lives of the Participant and spouse with at least 50% of the payment to continue to the surviving spouse after the Participant's death.

If the Certificate Holder's Account is subject to ERISA, the Annuitant dies before the payments begin and the Beneficiary is not the current spouse, Aetna will pay 50% of the death benefit to the current spouse in the form of a "Qualified Preretirement Survivor Annuity" unless (1) a waiver and spousal consent, satisfying the requirements of ERISA Section 205, is furnished to Aetna, or (2) a prior spouse is entitled to all or a portion of the death benefit under a qualified domestic relations order as described in Code Section 414(p). A Qualified Preretirement Survivor Annuity is an annuity payable for the life of the surviving spouse which can be purchased by 50% of the Certificate Holder's Account Adjusted Value.

Surrender Fee. Subsection (c) of Section 8.05 will not apply while either ECO or SWO is in effect.

Endorsed and made a part of the Contract and the Certificate as of the Effective Date or when the endorsement is approved, whichever is later.

                                   /s/ Dan Kearney
                                   ---------------
                                   President
                                   Aetna Insurance Company of America

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